Exhibit 10.24

ROYAL CARIBBEAN CRUISES LTD

CURRENT BOARD OF DIRECTOR COMPENSATION SCHEDULE

Cash Compensation	Annual

Annual Retainer	$45,000
Board Per Meeting Fees	$1,200
Audit Committee Chairman Retainer	$20,000
Compensation Committee Retainer	$10,000
Other Committee Chairman Retainer	$6,000
Audit Committee Member Retainer	$10,000
Other Committee Member Retainer	$3,000
Committee Per Meeting Fees	$1,200
Annual Total Cash Compensation Cap	$100,000

At the discretion of the Board, each non-employee director is eligible to receive an annual grant of equity awards with an aggregate value on the date of grant equal to $70,000. Sixty-seven percent of this annual grant is awarded in the form of restricted stock units and thirty-three percent is awarded in the form of options to purchase the Company's common stock.

The Company provides Board members with one passenger cabin, upon request, on a complimentary basis. Immediate family traveling with Board members will also receive a “family rate” of $40 per person per day. Non-family guests of Board members may purchase the cabin of their choice at a 25% reduction of the “lowest available fare” at time of booking.